Exhibit (a)(2)(G)

http://www.gmarket.co.kr

Gmarket Inc.

9th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea 135-912

(02) 3016 5700

May 4, 2009

Dear Shareholder:

You are cordially invited to attend the Extraordinary General Meeting of Shareholders (the “Meeting”) of Gmarket Inc. (the “Company”). We will hold the meeting on May 29, 2009 at 10:00 a.m., Seoul time, at our offices located on the 8th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea. We hope that you will be able to attend.

Enclosed please find a notice setting forth the business expected to come before the Meeting, our Proxy Statement and a form of proxy card. The agenda includes the following proposals: (i) election of new directors, (ii) amendments to the Company’s Articles of Incorporation and (iii) election of statutory auditor (collectively, the “Voting Proposals”).

The Voting Proposals set forth herein are presented to you in accordance with the terms of the Share Allocation and Tender Offer Agreement (the “Share Allocation and Tender Offer Agreement”), dated as of April 16, 2009, entered into by and among the Company, eBay Inc. (“eBay”) and eBay KTA (UK) Ltd., an indirect wholly owned subsidiary of eBay (“Acquisition Sub”), pursuant to which Acquisition Sub has commenced a cash tender offer on May 4, 2009 to purchase all of the Company’s issued and outstanding shares of Common Stock, par value Won 100 per share (“Common Stock”), and American Depositary Shares, each representing one share of Common Stock (the “ADSs” and, together with shares of Common Stock, the “Company Securities”) at a price of U.S. $24.00 per Company Security, net to the seller in cash, without interest and less any required withholding taxes (the “Offer”). The Voting Proposals shall be conditioned upon the occurrence of, and become effective as of, the time that Acquisition Sub first accepts Company Securities for payment pursuant to the Offer.

Certain holders of Company Securities that who collectively beneficially own an aggregate of 26,716,576 of the Company’s issued and outstanding Common Stock (including Common Stock represented by ADSs but excluding Common Stock issuable upon the exercise of options), representing approximately 53.0% of the number of shares of Common Stock outstanding as of April 16, 2009, have each entered into an Agreement to Tender and Voting Agreement pursuant to which such shareholders have agreed, among other things, to vote such Company Securities in favor of the Voting Proposals. The affirmative vote of these Company Securities in favor of the Voting Proposals at the Meeting is sufficient an ensure approval of the Voting Proposals.

http://www.gmarket.co.kr

Gmarket Inc.

9th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea 135-912

(02) 3016 5700

On April 15, 2009, our Board of Directors (the “Board”), based on the unanimous recommendation of the Special Committee of independent members of the Board who led the negotiations with eBay and Acquisition Sub, unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby are in the best interests of the Company and the holders of Company Securities, and approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby.

The Board hereby recommends that you vote in favor of each of the Voting Proposals.

Your vote is very important to us. Whether or not you plan to attend the Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy card in the self-addressed envelope that we have included for your convenience. Submitting the proxy card before the Meeting will not preclude you from voting in person at the Meeting should you decide to attend.

More information about the Offer is available in the Company’s Schedule 14D-9, a copy of which is available from the Company, and Acquisition Sub’s Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission, a copy of which is available at the principal office of Goodmorning Shinhan Securities Co., Ltd., Acquisition Sub’s common share depositary for the Offer, at 23-2, Yoido-Dong, Youngdeungpo-Gu, Seoul 150-712, Korea (telephone: 1588 0365, Korea), or any of its branch offices in Korea.

Sincerely,

Young Bae Ku

Chief Executive Officer

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http://www.gmarket.co.kr

Gmarket Inc.

9th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea 135-912

(02) 3016 5700

Notice of Extraordinary General Meeting of Shareholders

May 4, 2009

The Extraordinary General Meeting of Shareholders of Gmarket Inc. (the “Company”) will be held at the 8th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea, on May 29, 2009 at 10:00 a.m., Seoul time, for the following purposes.

1.	Election of New Directors;

2.	Amendment of the Articles of Incorporation of the Company; and

3.	Election of Statutory Auditor

Additional information regarding the matters to be acted on at the Extraordinary General Meeting of Shareholders can be found in the accompanying Proxy Statement.

All holders of record of the Company’s shares of Common Stock and holders of American Depositary Shares as of May 4, 2009, Seoul time, will be entitled to attend and vote at the Extraordinary General Meeting of Shareholders.

This notice of Extraordinary General Meeting of Shareholders and the Proxy Statement are also available through our website at http://www.gmarket.co.kr/IR.

By Order of the Board of Directors

Young Bae Ku

Chief Executive Officer

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http://www.gmarket.co.kr

Gmarket Inc.

9th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea 135-912

(02) 3016 5700

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE SO IT IS RECEIVED NO LATER THAN 10:00 A.M. (U.S. EASTERN STANDARD TIME) ON MAY 26, 2009.

PROXY STATEMENT

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

PROPOSALS

Proposal #1: Election of Joo Man Park as a new Inside Director and Jae Hyun Lee, John Muller and Nicholas P. Staheyeff as new non-Standing Directors

The Company proposes the election of Joo Man Park as a new Inside Director and Jae Hyun Lee, John Muller and Nicholas P. Staheyeff as new non-Standing Directors. Please refer to Attachment 1.

Proposal #2: Amendment to the Company’s Articles of Incorporation

The Company proposes amending the Company’s Articles of Incorporation as set forth in Attachment 2.

Proposal #3: Election of Statutory Auditor

The Company proposes the election of James Jung Hwan Moon as the Company’s new statutory auditor. Please refer to Attachment 1.

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http://www.gmarket.co.kr

Gmarket Inc.

9th floor, LIG Tower, 649-11 Yeoksam-dong, Gangnam-gu, Seoul, Korea 135-912

(02) 3016 5700

OTHER MATTERS

As of the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Extraordinary General Meeting of Shareholders. If other matters properly come before the Extraordinary General Meeting of Shareholders, the persons named in the accompanying form of proxy card will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Young Bae Ku

Chief Executive Officer

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[ATTACHMENT 1]

Biographies of Nominees

1.	Joo Man Park (Inside Director Nominee)

Joo Man Park has served as Chief Executive Officer of Internet Auction Co. Ltd., Korea’s representative online marketplace since January 2005. Mr. Park joined Internet Auction Co. Ltd. in 2002 as Executive Director, and was promoted to Chief Operating Officer overseeing strategy, sales and marketing in 2004. Previously, Mr. Park served as Planning Director of Korea Thrunet Co., Ltd., a leading cable modem-based broadband access provider. Before that, Mr. Park was a consultant at Boston Consulting Group (BCG) and also worked for Hyundai International Merchant Bank. Mr. Park holds a B.A. in business administration from Korea University and an M.B.A. from the University of Pennsylvania’s Wharton School. Mr. Park is a citizen of Korea.

2.	Jae Hyun Lee (Non-Standing Director Nominee)

Jae Hyun Lee is Corporate Senior Vice President of eBay Inc., and General Manager of eBay Asia Pacific. In this role, Mr. Lee is responsible for managing this fast-growing region where eBay has a presence in 11 markets, including Korea, Australia, China and India. Prior to taking responsibility for eBay’s Asia Pacific business, Mr. Lee served as the CEO of Internet Auction Co., Ltd., an eBay company in Korea, from May 2002 to December 2004. Before joining Internet Auction Co., Ltd., Mr. Lee was the CEO of Korea Thrunet Co., Ltd., a cable modem-based broadband access provider, for two years. Korea Thrunet Co., Ltd. was the first Korean company to list on NASDAQ. Before that, Mr. Lee was a Partner at the Boston Consulting Group (BCG), focusing on High Tech and eBusiness companies. Mr. Lee was the first Korean Partner in BCG’s history. Mr. Lee holds a B.S. in international relations from Brown University and an M.B.A. from Harvard Business School. Mr. Lee is a citizen of Korea.

3.	John Muller (Non-Standing Director Nominee)

John Muller has served as Vice President—Legal for Commercial, Compliance and Product for eBay Inc. since December 2008. Previously, Mr. Muller served as Vice President—Legal and General Counsel of eBay Inc.’s subsidiary PayPal, Inc. since October 2000. Prior to joining PayPal, Inc., Mr. Muller was a partner at the law firm of Brobeck, Phleger & Harrison LLP, specializing in finance and regulatory compliance. Previously, Mr. Muller practiced law at Shawmut National Corporation (a multi-state bank holding company), and at the law firm of Gibson, Dunn & Crutcher LLP. Mr. Muller received a B.A. in English from the University of Virginia and a J.D. from Harvard Law School. Mr. Muller is a U.S. citizen.

4.	Nicholas P. Staheyeff (Non-Standing Director Nominee)

Nicholas Peter Staheyeff is Chairman & Chief Executive Officer of eBay Inc.’s subsidiary eBay International AG, Bern, Switzerland. Mr. Staheyeff joined the group in December 2005 in the role of Vice President and Chief Financial Officer of eBay International AG. Prior to this Mr. Staheyeff was Assistant Vice President of Nestlé SA, in Vevey, Switzerland, and held different management positions with The Coca Cola Company and Coopers & Lybrand. Mr. Staheyeff graduated from Exeter University, Untied Kingdom, and is a member of the Institute of Chartered Accountants in England & Wales. Mr. Staheyeff is a citizen of Switzerland.

5.	James J. Moon (Statutory Auditor Nominee)

James J. Moon serves eBay Inc. as Senior Director, CFO of eBay Asia Pacific. Mr. Moon has served in that capacity since joining eBay in November 2005. From February 1995 to October 2005, Mr. Moon was Senior Director of Finance for Oracle Korea. From July 1993 to February 1995, Mr. Moon worked as Senior Manager of Internal Audit at Oracle Corporation. Prior to Oracle, Mr. Moon worked as Supervisor of Business Assurance for Coopers & Lybrand in San Jose from August 1989 to July 1993. Mr. Moon holds a B.A. degree from the University of California, Santa Barbara. Mr. Moon is a U.S. citizen.

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[ATTACHMENT 2]

Proposed Amendments to the Articles of Incorporation of Gmarket Inc.

Current Provisions	Proposed Amendments
Article 1. (Corporate Name) The name of the Company shall be in Korean and “GMARKET Inc.” in English.	Article 1. (Corporate Name) The name of the Company shall be in Korean and “eBay Gmarket Co., Ltd.” in English.

Article 20.    (Notice for Convening General Meetings and Public Notice)

(1)    Except as otherwise required by laws and regulations, all General Meetings of Shareholders shall be convened by the Representative Director and President in accordance with the resolution of the Board of Directors.

(2)    In the absence of the Representative Director and President, the provisions of Article 37 (2) shall apply.

Article 20.    (Notice for Convening General Meetings and Public Notice)

(1)    Except as otherwise required by laws and regulations, all General Meetings of Shareholders shall be convened by the Representative Director in accordance with the resolution of the Board of Directors.

(2)    In the absence of the Representative Director, the provisions of Article 37 (2) shall apply.

Article 23.    (Presiding Officer)

The presiding officer at all General Meeting of Shareholders shall be the Representative Director and President of the Company, and in the absence of the Representative Director and President, the provision of Article 37 (2) shall apply.

Article 23.    (Presiding Officer)

The presiding officer at all General Meeting of Shareholders shall be the Representative Director of the Company (if the Company has two Representative Directors, the Representative Director who convened the relevant General Meeting of Shareholders), and in the absence of the Representative Director, the provision of Article 37 (2) shall apply.

Article 29. (Resolutions) The following matters shall be resolved at the General Meeting of Shareholders:	Article 29. (Resolutions) The following matters shall be resolved at the General Meeting of Shareholders:
1. Election and dismissal of Directors;	1. Election and dismissal of Directors and Statutory Auditor;
2. Maximum limit of remuneration for Directors;	2. Maximum limit of remuneration for Directors and Statutory Auditor;
3. ~ 6. (omitted)	3. ~ 6. (same as current provisions)

Article 30. (Method for Resolutions at the General Meeting of Shareholders)	Article 30. (Method for Resolutions at the General Meeting of Shareholders)
(1) (omitted)	(1) (same as current provision)

(2)    Resolutions on any of the following matters shall be adopted by the approval of at least two-thirds (2/3) of the voting rights of the shareholders resent at the meeting; provided that such affirmative voting must constitute at least one-third (1/3) of the total issued and outstanding voting shares of the Company:

(2)    Resolutions on any of the following matters shall be adopted by the approval of at least two-thirds (2/3) of the voting rights of the shareholders resent at the meeting; provided that such affirmative voting must constitute at least one-third (1/3) of the total issued and outstanding voting shares of the Company:

1. (omitted);	1. (same as current provision);
2. Dismissal of Directors;	2. Dismissal of Directors and/or Statutory Auditor;
3. ~ 10. (omitted)	3. ~ 10. (same as current provision)

Article 32.    (Number of Directors)

(1)    The Company shall have a maximum of nine (9) Directors, including Inside, Outside and directors not involved in the regular business of the Company (“Non-Standing Directors”). The majority of directors shall be Outside Directors satisfying the conditions set forth in Paragraph (2). There shall be at least three (3) Outside Directors.

Article 32. (Number of Directors)

The Company shall have a maximum of six (6) Directors, including Inside Directors and Directors not involved in the regular business of the Company (“Non-Standing Directors”).

(2)    An Outside Director shall meet the requirements under Article 382, para. (3) of the Commercial Code and, in the event the Company lists or trades its shares on any overseas government stock exchanges, the laws, regulations, and rules of the relevant jurisdiction, its government supervisory authorities, or the relevant stock exchanges.

<Deleted>

Article 33.    (Election of Directors)

(1)    Directors, specified as Inside Directors, Outside Directors or Non-standing Directors, shall be elected at a General Meeting of Shareholders.

(2)    (omitted)

(3)    (omitted)

Article 33.    (Election of Directors)

(1)    Directors, specified as Inside Directors or Non-standing Directors, shall be elected at a General Meeting of Shareholders.

(2)    (same as current provision)

(3)    (same as current provision)

Article 34.    (Term of Office of Directors)

The term of office of a Director shall be three (3) years and the term of office of an Outside Director shall be one (1) year. However, if the Director’s term of office expires prior to the Ordinary General Meeting of Shareholders convened in respect of the last fiscal year of his/her of office, the Director’s term shall be extended until the close of the Ordinary General Meeting of Shareholders.

Article 36.    (Election of Representative Director and Others)

Article 34.    (Term of Office of Directors)

The term of office of a Director shall be three (3) years. However, if the Director’s term of office expires prior to the Ordinary General Meeting of Shareholders convened in respect of the last fiscal year of his/her of office, the Director’s term shall be extended until the close of the Ordinary General Meeting of Shareholders.

Article 36.    (Election of Representative Director and Others)

The Company may elect one Representative Director (who is President), and if necessary, a number of Vice Presidents, Executive Directors, Managing Directors and Directors, by a resolution of the Board of Directors.

The Company may elect one (1) or two (2) Representative Directors, and if necessary, a number of Vice Presidents, Executive Directors, Managing Directors and Directors, by a resolution of the Board of Directors.

Article 37.    (Duties of Directors)

(1)    The Representative Director and President shall represent the Company, implement the resolutions of the Board of Directors and generally manage the business of the Company.

Article 37.    (Duties of Directors)

(1)    The Representative Director shall represent the Company, implement the resolutions of the Board of Directors and generally manage the business of the Company. If the Company has two (2) Representative Directors, each Representative Director shall be authorized to represent the Company and perform the duties of the Representative Director set forth in this Paragraph and elsewhere in these Articles of Incorporation.

(2) Vice Presidents, Executive Directors, Managing Directors and Directors shall assist the Representative Director and President and perform their respective businesses of the Company allotted to them. In the absence of the Representative Director and President, another officer shall act therefor in the order as determined by a resolution adopted by a majority of the Board of Directors.

(2)    Vice Presidents, Executive Directors, Managing Directors and Directors shall assist the Representative Director and perform their respective businesses of the Company allotted to them. In the absence of the Representative Director, another officer shall act therefor in the order as determined by a resolution adopted by a majority of the Board of Directors.

Article 41.    (Composition and Convening of the Meetings of the Board of Directors)

(1)    (omitted)

(2)    In convening a Meeting of the Board of Directors, the Representative Director and President or another Director as determined by the Board of Directors shall give a written notice for convening the Meeting to each of the Directors at least one (1) week prior to the date set for such Meeting; provided, however, that such notice procedures may be omitted with the consent of all Directors.

Article 41.    (Composition and Convening of the Meetings of the Board of Directors)

(1)    (sameas current provision)

(2)    In convening a Meeting of the Board of Directors, the Representative Director or another Director as determined by the Board of Directors shall give a written notice for convening the Meeting to each of the Directors at least one (1) week prior to the date set for such Meeting; provided, however, that such notice procedures may be omitted with the consent of all Directors.

CHAPTER V-II AUDIT COMMITTEE Article 46. (Composition of the Audit Committee)	CHAPTER V-II STATUTORY AUDITOR Article 46. (Number and Election of Statutory Auditor)
(1) In place of a Statutory Auditor, the Company shall have an Audit Committee pursuant to Article 415-2 of the Commercial Code.	(1) The Company shall have one (1) Statutory Auditor.
(2) The Audit Committee shall consist of at least three (3) Outside Directors.

(2)    The Statutory Auditor shall be elected at a General Meeting of Shareholders, and a resolution for election of the Statutory Auditor shall be adopted separately from the resolution for election of Directors.

(3) If the Company lists or trades its stocks on overseas stock exchanges, the authority and composition of the Audit Committee	(3) The term of the office of the Statutory Auditor shall be until the close of the Ordinary General Meeting of Shareholders convened with respect to

shall comply with the laws of the relevant jurisdiction or the regulations and rules of the relevant government supervisory authorities or the relevant stock exchange.	the end of the last fiscal year that occurs within three (3) years following his/her election.

(4)    Members of the Audit Committee shall be appointed and dismissed by the Board of Directors from among the Directors eligible under Paragraph (3). In the event of dismissal, affirmative votes of at least 2/3 of all Directors is necessary.

<Deleted>
(5) The representative of the Audit Committee shall be appointed at the meeting of Audit Committee.	<Deleted>
Article 47. (Duties of the Audit Committee)	Article 47. (Duties of Statutory Auditor)
(1) The Audit Committee shall oversee the Company’s accounting and operations.	(1) The Statutory Auditor shall oversee the Company’s accounting and operations.
(2) The Audit Committee shall convene an Extraordinary Meeting of Shareholders by submitting a written request stating the purpose and reasons for the Meeting.	(2) The Statutory Auditor shall convene an Extraordinary Meeting of Shareholders by submitting a written request stating the purpose and reasons for the Meeting.
(3) The Audit Committee may appoint, dismiss and supervise outside auditors and has authorities as prescribed by relevant laws and the Audit Committee Charter (as discussed in Article 48).	(3) The Statutory Auditor may attend the meetings of the Board of Directors and state his/her opinion.
(4) The Audit Committee shall perform such duties as delegated from the Board of Directors in addition to those set forth in	<Deleted>
Paragraphs (1) through (3).
Article 48. (The Audit Committee Charter)	Article 48. (Remuneration and Severance Allowance for Statutory Auditor)

In addition to what is provided hereunder, the Board of Directors may determine the composition, the scope of duties and other matters relating to the Audit Committee in the form of an Audit Committee Charter.

(1) The remuneration to be paid to the Statutory Auditor shall be determined by the Board of Directors, to the extent of the maximum limit thereof determined at a General Meeting of Shareholders.

Article 49.    (Audit Report)

The Audit Committee shall prepare an Audit Report which shall state the method and result of the audit and shall be sealed or signed by each member of the Audit Committee who has performed the audit.

(2)    Severance pay for the Statutory Auditor shall be paid in accordance with the Executive Officers’ Severance Pay Regulations of the Company passed at a General Meeting of Shareholders.

Article 49.    (Audit Report)

The Statutory Auditor shall prepare an Audit Report which shall state the method and result of the audit and shall be sealed or signed by the Statutory Auditor.

Article 51.    (Preparation of Financial Statements and Business Report)

(1)    In each fiscal year, the Representative Director and President of the Company shall prepare the following documents, their supplementary schedules and a Business Report, obtain the approval thereof from the Board of Directors and submit them to the Audit Committee at least six (6) weeks before the date set for an Ordinary General Meeting of Shareholders:

1. through 3. (omitted).

(2)    The Audit Committee shall submit to the Representative Director and President an Audit Report within for (4) weeks from the date of receipt of the documents set forth in Paragraph (1).

(3) ~ (5) (omitted)

Article 51.    (Preparation of Financial Statements and Business Report)

(1)    In each fiscal year, the Representative Director of the Company shall prepare the following documents, their supplementary schedules and a Business Report, obtain the approval thereof from the Board of Directors and submit them to the Statutory Auditor at least six (6) weeks before the date set for an Ordinary General Meeting of Shareholders:

1. through 3. (same as current provisions).

(2)    The Statutory Auditor shall submit to the Representative Director an Audit Report within four (4) weeks from the date of receipt of the documents set forth in Paragraph (1).

(3) ~ (5) (same as current provisions)

<Newly Inserted>

ADDENDUM <May [29], 2009>

These Amendments shall be conditioned upon the occurrence of, and shall become effective as of, the Acceptance Time as such term is defined in the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, by and among the Company, eBay Inc. and eBay KTA (UK) Ltd.

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